CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Euro Fixed Rate Senior Bearer Notes Due 2019	$679,658,648	$20,865.52
Euro Floating Rate Senior Bearer Notes Due 2014	$2,727,800,000	$83,743.46

(1) The U.S. dollar equivalents of the maximum aggregate offering prices have been calculated using an exchange rate of $1.3639 per euro 1.00 as of April 25, 2007.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 29, 2007	Pricing Supplement No. 272 to Registration Statement No. 333-131266 Dated April 25, 2007 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Bearer Notes Due 2019
Euro Floating Rate Senior Bearer Notes Due 2014

We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2019 (the “fixed rate notes”), or Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2014 (the “floating rate notes”, and together with the fixed rate notes, the “notes”) prior to the maturity date thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuances of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes”.  In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Fixed Rate Notes		Floating Rate Notes
Principal Amount:	Euro 500,000,000	Principal Amount:	Euro 2,000,000,000

Maturity Date:	May 2, 2019	Maturity Date:	May 2, 2014

Settlement Date (Original Issue Date):	May 2, 2007	Settlement Date (Original Issue Date):	May 2, 2007

Interest Accrual Date:	May 2, 2007	Interest Accrual Date:	May 2, 2007

Issue Price:	99.664%	Issue Price:	100%

Specified Currency:	Euro	Specified Currency:	Euro

Redemption Percentage at Maturity:	100%	Redemption Percentage at Maturity:	100%

Interest Rate:	5.00% per annum (calculated on an actual/actual (ISDA) day count basis)	Base Rate: Spread (Plus or Minus) Index Maturity:	EURIBOR Plus 0.40% Three months
(continued on the next page)		(continued on the next page)
Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

CABOTO	CALYON CRÉDIT AGRICOLE CIB	COMMERZBANK CORPORATES & MARKETS
DANSKE BANK	FORTIS BANK	ING WHOLESALE BANKING
KBC INTERNATIONAL GROUP	LANDESBANK BADEN-WÜRTTEMBERG	LLOYDS TSB CORPORATE MARKETS
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC		WESTLB AG

BANCA AKROS S.P.A.—GRUPPO BIPIEMME BANCA POPOLARE DI MILANO		BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
BARCLAYS CAPITAL		CAJA MADRID
DZ BANK AG		NATIXIS
RZB-AUSTRIA RAIFFEISEN ÖSTERREICH AG

Fixed Rate Notes (continued)		Floating Rate Notes (continued)
Interest Payment Dates:	Each May 2, commencing May 2, 2008	Initial Interest Rate:	The base rate plus 0.40%; to be determined on the second TARGET Settlement Day immediately preceding the original issue date

Interest Payment Period:	Annual	Interest Payment Dates:	Each February 2, May 2, August 2 and November 2, commencing August 2, 2007

Minimum Denominations:	Euro 50,000 and integral multiples of Euro 50,000 in excess thereof	Interest Payment Period:	Quarterly

Business Days:	London, TARGET Settlement Day and New York	Interest Reset Dates:	Each interest payment date

Agent:	Morgan Stanley & Co.International plc	Interest Reset Period:	Quarterly

Common Code:	029889953	Interest Determination Dates:	The second TARGET Settlement Day immediately preceding each interest reset date

ISIN:	XS0298899534	Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page EURIBOR01 as the successor to Telerate Page 248

Other Provisions:	None	Business Days:	London, TARGET Settlement Day and New York

		Calculation Agent:	JPMorgan Chase Bank, N.A. (London Branch)

		Agent:	Morgan Stanley & Co. International plc

		Minimum Denominations:	Euro 50,000 and integral multiples of Euro 50,000 in excess thereof

		Common Code:	029890021

		ISIN:	XS0298900217

		Other Provisions:	None

Supplemental Information Concerning Plan of Distribution

On April 25, 2007, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.214% for the fixed rate notes and 99.65% for the floating rate notes, each of which we refer to as the “purchase price” for that series of notes.  The fixed rate notes purchase price equals the stated issue price of 99.664% less a combined management and underwriting commission of 0.45% of the principal amount of the fixed rate notes and the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes.

Name	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Morgan Stanley & Co. International plc	Euro 445,000,000	Euro 1,710,000,000
Banca Caboto S.p.A.	5,000,000	20,000,000
Calyon	5,000,000	20,000,000
Commerzbank Aktiengesellschaft	5,000,000	20,000,000
Danske Bank A/S	5,000,000	20,000,000
Fortis Bank SA-NV	5,000,000	20,000,000
ING Belgium SA/NV	5,000,000	20,000,000
KBC Bank NV	5,000,000	20,000,000
Landesbank Baden-Württemberg	5,000,000	20,000,000
Lloyds TSB Bank plc	5,000,000	20,000,000
Mitsubishi UFJ Securities International plc	5,000,000	20,000,000
WestLB AG	5,000,000	20,000,000
Banca Akros S.p.A. – Gruppo Bipiemme Banca Popolare di Milano	—	10,000,000
Banco Bilbao Vizcaya Agentaria, S.A.	—	10,000,000
Barclays Bank PLC	—	10,000,000
Caja de Ahorros y Monte de Piedad de Madrid	—	10,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	—	10,000,000
Natixis	—	10,000,000
Raiffeisen Zentralbank Österreich Aktiengesellschaft	—	10,000,000
Total	Euro 500,000,000	Euro 2,000,000,000

European Union Transparency Obligations Directive

The European Union Directive 2004/109/EC (the “Transparency Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Transparency Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed.  In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union or otherwise on a market within the European Union as to which theTransparency Directive would not apply.  However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered.  Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder’s ability to resell the notes in the secondary market.

PS-2